                                  EXHIBIT 12.1

                   ALCO STANDARD CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                    (EXCLUDING CAPTIVE FINANCE SUBSIDIARIES)
                             (DOLLARS IN THOUSANDS)

                             3 MONTHS       FISCAL YEAR ENDED SEPTEMBER 30
                              ENDED   --------------------------------------------
                             12/31/93  1993      1992     1991     1990     1989
                             -------- -------  -------- -------- -------- --------
EARNINGS
  Income from continuing
   operations...........     $29,300  $11,025  $ 98,162 $ 73,051 $ 66,283 $ 83,330
  Add:
    Loss from
     unconsolidated
     affiliate..........         736    2,538
    Provision for income
     taxes..............      19,841   11,512    64,592   46,221   46,781   16,870
    Fixed charges.......      17,711   62,535    50,595   52,951   55,189   44,274
                             -------  -------  -------- -------- -------- --------
  Earnings, as adjusted
   ..................... (A) $67,588  $87,610  $213,349 $172,223 $168,253 $144,474
                             =======  =======  ======== ======== ======== ========
FIXED CHARGES
  Other interest
   expense, including
   interest on capital
   leases...............     $12,143  $40,189  $ 31,680 $ 37,426 $ 41,792 $ 32,949
  Estimated interest
   component of rental
   expense..............       5,568   22,346    18,915   15,525   13,397   11,325
                             -------  -------  -------- -------- -------- --------
  Total fixed charges .. (B) $17,711  $62,535  $ 50,595 $ 52,951 $ 55,189 $ 44,274
                             =======  =======  ======== ======== ======== ========
RATIO OF EARNINGS TO
 FIXED CHARGES
          (A) divided by (B)     3.8      1.4*      4.2      3.3      3.0      3.3

                                 ===      ===       ===      ===      ===      ===

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*  Excluding the effect of the restructuring costs, the ratio of earnings to fixed charges (excluding captive finance subsidiaries) for fiscal 1993 is 4.2.